Filed Pursuant to Rule 433
Registration No. 333-134406
Free Writing Prospectus dated February 4, 2009
El Paso Corporation
February 4, 2009
PRICING TERM SHEET

Issuer:	El Paso Corporation
Security:	8.250% Senior Notes due 2016
Size:	$500,000,000
Maturity:	February 15, 2016
Coupon:	8.250%
Price to Public:	95.535%
Yield to Maturity:	9.125%
Spread to Benchmark Treasury:	+ 664 bps
Benchmark Treasury:	4.50% due February 15, 2016
Interest Payment Dates:	February 15 and August 15, commencing August 15, 2009
Make-Whole Call:	T+ 50 bps
Settlement:	T+3; February 9, 2009
CUSIP:	28336L BT5
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley toll-free at 1-866-718-1649.
This pricing term sheet supplements the preliminary form of prospectus supplement issued by El Paso Corporation on February 4, 2009 relating to its Prospectus dated May 23, 2006.